Exhibit 99.2

Riot Blockchain Announces Additional Purchase of Bitmain S19 Antminers

Company Estimates Over 80% Increase in Operating Hashrate to 457 PH/s with Anticipated Receipt and Deployment of 2,040 Total S19s during Third Quarter of 2020

CASTLE ROCK, CO. / PRNewswire / May 7, 2020 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot” or the “Company"), one of the few Nasdaq listed public cryptocurrency mining companies in the United States, announces the purchase of an additional 1,040 next generation Bitmain S19 (95 TH) Antminers for USD $1.9 million from BitmainTech PTE. LTD. (“Bitmain”).

On April 30, 2020, Riot announced its purchase of 1,000 S19 Pro (110 TH) miners. The combined purchase of the 2,040 new S19s, is another step supporting the Company’s recent strategic initiatives focused on expanding its bitcoin mining operations. The purchases were funded from Riot’s available cash on hand. Riot anticipates that the total 2,040 new S19 miners will be received and deployed in the third quarter of 2020. Once the total 2,040 new S19s are received and fully deployed, Riot estimates its aggregate operating hash rate will increase over 80% to approximately 457 petahash per second (“PH/s”) and utilize approximately 16.5 megawatts of energy.

The latest generation of bitcoin (“BTC”) Application-Specific Integrated Circuit (“ASIC”) miners from Bitmain are markedly more energy efficient than prior Bitmain models and other ASIC miners currently available. The May 6th purchase of 1,040 Bitmain S19 Antminers boast a hash rate of 95 TH/s and an energy efficiency of 34.5±% 5 joules per terahash (J/TH).

COVID-19 Update: As published in its previous disclosures, Riot is continuing to closely monitor COVID-19 and its potential impact on the Company’s workforce, operations, finance and liquidity. To date, the impact has remained minimal.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) specializes in cryptocurrency mining with a focus on bitcoin. Riot also holds non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s primary mining facility is located in Oklahoma City, Oklahoma. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

Gateway Investor Relations

Matt Glover and Charlie Schumacher

Telephone: 949-574-3860

Email: RIOT@gatewayir.com